Contact: John Lamb VP & CFO 360.697.6626 investors@orminc.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                             NASDAQ:POPE

POULSBO, Wash.
December 27, 2016

POPE RESOURCES ANNOUNCES SALES TOTALING $14.3 MILLION FROM HARBOR HILL PROJECT

Pope Resources (Nasdaq:POPE) announced today recent sales totaling 127 single-family lots from its Harbor Hill project in Gig Harbor, Washington for a combined $14.3 million. The buyers were three different merchant builders: Quadrant, Azure Northwest, and MainVue. Harbor Hill is a mixed-use planned community consisting of residential, retail, business park, and commercial properties.

“We are pleased to add two new builders to Harbor Hill and close out the year with these sales that bring our project-to-date single-family lot closings to 388, or 70%, of the project’s total of 554,” said Tom Ringo, President and CEO. “Merchant builder response to our project remains strong, reflecting favorable retail home-buyer interest in both Harbor Hill and the broader Pierce County residential market.”

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 217,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate two private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.